Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 30, 2015 relating to the financial statements of AB All Market Alternative Return Portfolio for the fiscal period ended October 31, 2015, which is incorporated by reference in this Post-Effective Amendment No. 205 to the Registration Statement (Form N-1A No. 2-29901) of AB Cap Fund, Inc.


                                                           /s/ ERNST & YOUNG LLP


New York, New York
February 24, 2016